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                                                        EXHIBIT 99.11


                           CONFIDENTIALITY AGREEMENT


         An interest has been indicated by the undersigned parties (the "Parties") to receive non-public and confidential information ("evaluation material") relating to a potential purchase, investment, partnership, venture, licensing, or other agreement ("possible agreement") between the companies.

         In consideration of the opportunity to receive this information, the Parties agree to observe the following conditions as a binding and contractual obligation of confidentiality.

         1. All information obtained by either party through the evaluation process shall be treated as confidential and will be used solely for investigating a possible agreement. It is agreed that the Parties shall limit disclosure of any evaluation material to those individuals within the Parties' organization having a need to know such information. The Parties agree not to use in any way or disclose, directly or indirectly, any evaluation material to any third party without receiving prior written authorizations from the other party. The Party receiving the information shall not, however, be liable for any disclosure or use of information:

                 (a) that was known to the receiving party prior to receiving the information under this Agreement;

                 (b) that was generally available to the public before the receiving party received the information under this Agreement;

                 (c) that was received from a third party having no obligations to either of the parties to this Agreement to hold the information in confidence;

                 (d) that has been in the public domain or becomes generally available through no act or failure to act on the part of the party receiving the information; or

                 (e)      after December 31, 1998.

         2. The Parties will, and will cause their representatives to, refrain from disclosing to any person either the fact that discussions or negotiations are taking place concerning a possible agreement or any of the terms, conditions or other facts with respect to any such possible agreement, including the status thereof.

         3. At the request of either party, or in the event that it is decided not to proceed with the possible agreement which is the subject of this agreement within a reasonable time, the Parties shall promptly redeliver all written evaluation material and any other written material containing or reflecting any information in the evaluation material and will not retain any copies, extracts or other reproductions in whole or in part of such written material. Also, all documents, memoranda, notes and other writings whatsoever based on the information in the

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evaluation material shall be destroyed, and such destruction shall be certified in writing to the other party by an authorized officer supervising such destruction.

         4. The Parties agree they will not solicit to employ or do business with any of the other party's current employees or sales representatives so long as they are employed or otherwise doing business during the period in which there are discussions conducted pursuant hereto and for a period of one year thereafter without obtaining the prior written consent of the other party.

         5. The Parties agree that any evaluation material (either written or oral) will be used solely for the purpose of evaluating a possible agreement and will not be used in any way detrimental to the other party.

         6. The Parties agree that for a period of three years from the date of this agreement, neither party will make an unsolicited public offer for any interest in the other, unless there is a pending offer for the other party by another, or offers have been solicited by the party from others.

         7. In the event of a breach of this Agreement by one party, the other party may be entitled, in addition to all other rights and remedies available to it under applicable law, to injunctive relief restraining such breach, and/or to enforce specific performance of the provisions of this Agreement.



LILLY INDUSTRIES, INC.                      GUARDSMAN PRODUCTS, INC.


Officer /s/ Roman J. Klusas                Officer /s/ Charles E. Bennett
       -------------------------------            ------------------------------
        Roman J. Klusas, Vice President            Charles E. Bennett, President
         and Chief Financial Officer                 and Chief Executive Officer


Date    December 13, 1995                   Date    December 13, 1995
    ----------------------------------          --------------------------------






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